EXHIBIT 10.43

ASSET SALE OF

SUPERIOR INDUSTRIES OF MORRIS, INC.

TO

SUPERIOR INDUSTRIES, LLC

TABLE OF CONTENTS

Headings Page No.

ARTICLE I : DEFINITIONS

Section 1.1 Specific Definitions.

Section 1.2 Other Terms.

Section 1.3 Other Definitional Provisions.

ARTICLE II : PURCHASE OF ASSETS AND ASSUMPTION OF LIABILITIES

Section 2.1 Purchase of Assets from Seller.

Section 2.2 Excluded Assets.

Section 2.3 Assumed Liabilities.

Section 2.4 Excluded Liabilities and Obligations.

Section 2.5 Sales, Use and Deed Taxes.

Section 2.6 Purchase and Sale of Premises.

Section 2.7 Retention of Second Quarter 2004 Profit by Seller.

ARTICLE III : PURCHASE PRICE AND PAYMENT

Section 3.1 Purchase Price.

Section 3.2 Payment of Purchase Price.

Section 3.3 Allocation of Purchase Price.

Section 3.4 Closing; Delivery and Payment.

ARTICLE IV : REPRESENTATIONS AND WARRANTIES OF SELLER AND ASTEC

Section 4.1 Organization and Authority of Seller.

Section 4.2 Financial Statements.

Section 4.3 Litigation.

Section 4.4 Consents and Approvals.

Section 4.5 Tax Matters.

Section 4.6 Benefit Plans.

Section 4.7 Brokers and Finders.

Section 4.8 Insurance.

Section 4.9 Completeness of Statements; Effect of Representations and Warranties.

Section 4.10 Real Property.

ARTICLE V : REPRESENTATIONS AND WARRANTIES OF BUYER

Section 5.1 Organization and Authority of Buyer.

Section 5.2 Brokers and Finders.

Section 5.3 Legal Proceedings.

Section 5.4 Consents and Approvals.

ARTICLE VI : TAX MATTERS

Section 6.1 Tax Indemnification.

Section 6.2 Tax Returns.

Section 6.3 Contest Provisions.

Section 6.4 Assistance and Cooperation.

Section 6.5 Survival of Obligations.

ARTICLE VII : CERTAIN COVENANTS AND AGREEMENTS OF SELLER

Section 7.1 Access and Information.

Section 7.2 Registrations, Filings and Consents.

Section 7.3 Conduct of Business.

Section 7.4 Best Efforts.

Section 7.5 Retention of Books and Records.

Section 7.6 Further Assurances.

ARTICLE VIII : CONDITIONS TO THE PURCHASE AND SALE

Section 8.1 General Conditions to the Purchase and Sale Relating to Parties.

Section 8.2 Conditions to Purchase by Buyer.

Section 8.3 Conditions to Sale by Seller.

ARTICLE IX : INDEMNIFICATION

Section 9.1 Survival; Rights and Remedies Not Affected by Knowledge.

Section 9.2 Indemnification and Payment of Damages By Astec.

Section 9.3 Indemnification By Buyer.

Section 9.4 Indemnity Claims.

ARTICLE X : TERMINATION

Section 10.1 Termination

ARTICLE XI : MISCELLANEOUS

Section 11.1 Expenses.

Section 11.2 Best Efforts; Further Assurances.

Section 11.3 Public Disclosure.

Section 11.4 Assignment.

Section 11.5 Amendments and Waivers.

Section 11.6 Entire Agreement.

Section 11.7 Schedules.

Section 11.8 Notices.

Section 11.9 Governing Law.

Section 11.10 Severability.

Section 11.11 Section Headings.

Section 11.12 Counterparts.

Section 11.13 Representation By Counsel; Interpretation.

Section 11.14 Arbitration Clause.

Section 11.15 Confidentiality.

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT ("Agreement") is made and entered into this 1st day of June, 2004 ("Effective Date") by and among Astec Industries, Inc., a Tennessee corporation ("Astec") Superior Industries of Morris, Inc., a Minnesota corporation ("Seller"), and Superior Industries, LLC, a Minnesota limited liability company ("Buyer").

R E C I T A L S:

WHEREAS, Seller is a wholly owned subsidiary of Astec;

WHEREAS, Seller has been engaged in the business of manufacturing equipment for aggregate processing applications ("Business"); and

WHEREAS, Seller owns certain property, plant, equipment, goodwill, assets and real property from which Seller conducts the Business; and

WHEREAS, Seller desires to sell and transfer to Buyer, and Buyer desires to purchase from Seller, the Purchased Assets of Seller, as more specifically provided herein; and

WHEREAS, Seller owns real property and improvements located in Morris, Minnesota, which constitutes all the real property and improvements used in connection with Seller's Business (the "Premises"); and

WHEREAS, Seller desires to sell and transfer to Buyer and Buyer desires to purchase from Seller, the Premises, as more specifically provided herein.

NOW, THEREFORE, in consideration of the mutual covenants and undertakings contained herein, and subject to and on the terms and conditions herein set forth, the parties intending to be legally bound hereby agree as follows:

ARTICLE I : DEFINITIONS

Section 1.1 Specific Definitions.

As used in this Agreement and any Exhibits, Schedules, or certificates delivered pursuant hereto, the following terms shall have the following meanings:

"Accounts Receivable" has the meaning set forth in Section 2.1(i).

"Advances to Corporate" has the meaning set forth in Section 2.2(b).

"Agreement" means this Agreement and all Exhibits and Schedules.

"Affiliate" means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, such other Person. For the purposes of this definition, "control" of a Person means the power, direct or indirect, to direct or cause the direction of the management and policies of such Person, whether by ownership of securities, contract, law or otherwise and the terms "controlling" and "controlled" shall have meanings correlative to the foregoing.

"Assets" has the meaning set forth in Section 2.1.

"Astec" means Astec Industries, Inc. a Tennessee corporation.

"Base Purchase Price" has the meaning set forth in Section 3.1(a)(i).

"Benefit Plans" has the meaning set forth in Section 4.6.

"Breach" has the meaning set forth in Section 9.2(a).

"Business" has the meaning set forth in the Recitals.

"Buyer" means Superior Industries, LLC, a Minnesota limited liability company.

"Buyer Indemnitees" has the meaning set forth in Section 9.2.

"Cash" has the meaning set forth in Section 2.1(j).

"Claim" has the meaning set forth in Section 9.4(a).

"Claim Notice" has the meaning set forth in Section 9.4(a).

"Closing" has the meaning set forth in Section 3.4.

"Closing Date" means the date of the Closing.

"Closing Date Financial Statements" has the meaning set forth in Section 2.7.

"Code" means the Internal Revenue Code of 1986, as amended to the date hereof.

"Contracts" has the meaning set forth in Section 2.1(h).

"Damages" means debts, obligations, losses, claims, damages (including incidental and consequential damages), liabilities, deficiencies, proceedings, demands, assessments, orders, judgments, writs, decrees, costs and other expenses (including costs of investigation and defense and reasonable attorneys' fees) or diminution of value, whether or not involving a third-party claim, of any nature and of any kind whatsoever.

"Effective Date" has the meaning set forth in the Preamble.

"Encumbrances" means any charges, claims, community property interests, conditions, equitable interests, liens, mortgages, easements, rights-of-way, options, pledges, security interests, rights of first refusal or restrictions of any kind, including any restrictions on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

"Equipment" has the meaning set forth in Section 2.1(a).

"ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

"Excluded Assets" has the meaning set forth in Section 2.2.

"FDAA" mean the Fold Down Axle Assembly.

"Final Reconciliation" has the meaning set forth in Section 2.7.

"Financial Statements" has the meaning set forth in Section 4.2.

"GAAP" means generally accepted accounting principles in the United States of America, as in effect from time to time.

"Indemnitee" has the meaning set forth in Section 9.4.

"Indemnifying Party" has the meaning set forth in Section 9.4.

"Intangible Property" has the meaning set forth in Section 2.1(c).

"Interim Financial Statements" has the meaning set forth in Section 4.2.

"Inventory" has the meaning set forth in Section 2.1(d).

"IRS" means the Internal Revenue Service.

"KPI" has the meaning set forth in Section 8.3(b).

"Letter of Understanding" means that letter of understanding dated May 14, 2004, entered into between the parties, a copy of which is attached hereto as Exhibit A.

"Licenses and Permits" has the meaning set forth in Section 2.1(e).

"Material Adverse Effect" means a material adverse effect on the business, operations, properties, assets, prospects or condition (financial or otherwise) of Seller, taken as a whole, the Premises, or on any Seller's ability to perform any of their obligations under this Agreement and consummate the transactions contemplated hereby.

"Net Transactional Income Tax" has the meaning set forth in Section 3.1(a)(ii).

"Patents" has the meaning set forth in Section 2.1(c)(iii).

"Pension Plan" has the meaning set forth in Section 4.6.

"Person" means an individual, corporation, partnership, trust or unincorporated organization or government or any agency or political subdivision thereof.

"Personal Property Leases" has the meaning set forth in Section 2.1(g).

"Premises" has that meaning set forth in the recitals.

"Pre-Paid Income Tax" has the meaning set forth in Section 2.2(c).

"Purchase Price" has that meaning set forth in Section 3.1.

"Real Estate Leases" has the meaning set forth in Section 2.1(f).

"Securities Act" means the Securities Act of 1933, as amended.

"Seller" means Superior Industries of Morris, Inc., a Minnesota corporation.

"Seller Indemnitees" has the meaning set forth in Section 9.3.

"Tax" or "Taxes" means any federal, state, local or foreign income, gross receipts, windfall profits, severance, property, production, sales, use, stock transfer, conveyance, intangible, stamp, duty, transfer, reporting, recording, license, excise, franchise or similar taxes, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

"Tax Returns" means all federal, state, local and foreign Tax returns, Tax reports, and declarations of estimated Tax, including without limitation federal income tax returns that include Seller.

"Technology" has the meaning set forth in Section 2.1(c)(iv).

"Third Party Claim" has the meaning set forth in Section 9.4(b).

"Transactional Income Tax" has the meaning set forth in Section 3.1(a)(ii).

"Vehicles" has the meaning set forth in Section 2.1(b).

"Work in Process" has the meaning set forth in Section 2.1(k).

Section 1.2 Other Terms.

Other terms may be defined elsewhere in the text of this Agreement and shall have the meanings indicated throughout this Agreement.

Section 1.3 Other Definitional Provisions.

For all purposes of this Agreement, except as otherwise expressly provided:

a. The terms defined in this Article 1 have the meanings assigned to them in this Article 1 and include the plural as well as the singular;

b. All accounting terms not otherwise defined herein having the meanings assigned under GAAP or under Astec standard operating procedures;

c. All references to Articles, Sections, Exhibits and Schedules are to the designated Articles, Sections, Exhibits and Schedules, respectively, to this Agreement;

d. Pronouns of either gender and neuter shall include, as appropriate, the other pronoun forms;

e. The words "herein", "hereof", and "hereunder" and other words of similar import refer to this Agreement as a whole and not any particular Article, Section, or other subdivision;

f. The use herein of the word "include" or "including", when following any general statement, term or matter, shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not nonlimiting language (such as "without limitation" or "but not limited to" or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that fall within the broadest possible scope of such general statement, term or matter;

g. For the purposes of this Agreement, "knowledge" means actual knowledge or knowledge that would exist upon reasonable inquiry. A Person's knowledge shall specifically include the actual knowledge of any officer or trustee thereof, if applicable, or knowledge that would exist upon reasonable inquiry by any officer or trustee thereof, if applicable. "Astec's knowledge" means the actual knowledge of J. Don Brock, Robert G. Stafford, F. McKamy Hall, or Albert E. Guth, or knowledge that would exist upon reasonable inquiry by those individuals.

h. For purposes of this Agreement, the term "ordinary course of business" shall mean an action that is consistent with the past practices of the applicable party and is taken in the ordinary course of the normal day-to-day operations of the applicable party, is not required to be authorized by the board of directors or similar governing body of the applicable party and is similar in nature and magnitude to actions customarily taken without any authorization by the board of directors of a corporation in the same line of business as the applicable party.

ARTICLE II : PURCHASE OF ASSETS AND ASSUMPTION OF LIABILITIES

Section 2.1 Purchase of Assets from Seller.

Subject to the terms and conditions hereof, Seller agrees on the Closing Date (as hereinafter defined) to assign, sell, transfer, convey, and deliver to Buyer, and Buyer agrees on the Closing Date to purchase from Seller, all of the assets and personal property of Seller (except only the assets specifically identified as "Excluded Assets" in Section 2.2 herein) related to or used in the operation of the Business, wherever the same may be located (collectively referred to as the "Assets"), including, without limitation, the following (all exhibits incorporated in Section 2.1 and 2.2 reflect information as of March 31, 2004, unless stated otherwise):

a. All furniture, equipment, machinery, tooling, trade fixtures and leasehold improvements reflected on Seller's books and records for the Business, including those items identified on Exhibit 2.1(a) ("Equipment");

b. All vehicles including those vehicles identified on Exhibit 2.1(b) hereto ("Vehicles");

c. All intangible personal property, business records, customer lists and goodwill ("Intangible Property"), including the following:

(i) All assumed names under which Seller conducts the Business, including those identified on Exhibit 2.1(c)(i) hereto;

(ii) All tradenames, trademarks or service mark registrations and applications, common law trademarks, including those identified on Exhibit 2.1(c)(ii) hereto;

(iii) All domestic and foreign letters patent, patent applications, and patent and know-how licenses, including those identified in Exhibit 2.1(c)(iii) hereto ("Patents"); and

(iv) All technology, know-how, trade secrets, manufacturing processes, formulae, drawings, designs, computer programs, copyrights (including registrations and applications therefor identified on Exhibit 2.1(c)(iv) hereto, related to the Business, and all documentary evidence thereof ("Technology");

d. All inventory, including raw materials, supplies, work in process and finished inventory of the Business as of the Closing Date ("Inventory");

e. To the extent transferable or assignable, all permits, licensing approvals and notifications, governmental or otherwise, relating to the Business ("Licenses and Permits");

f. To the extent transferable or assignable, all of Seller's contract rights and benefits under its real estate leases ("Real Estate Leases") used in the Business, including leases identified in Exhibit 2.1(f) hereto, subject to the terms and conditions thereof;

g. To the extent transferable or assignable, all of Seller's contract rights and benefits under all of its personal property leases for tangible personal property used in the Business, including those leases identified in Exhibit 2.1(g) hereto, subject to the terms and conditions thereof ("Personal Property Leases");

h. All other contract rights related to the Business, subject to the terms and conditions thereof identified on Exhibit 2.1(h) ("Contracts");

i. All accounts receivable of Seller relating to the Business identified on Exhibit 2.1(i) ("Accounts Receivable");

j. All cash on hand of Seller as of the Closing Date identified on Exhibit 2.1(j) ("Cash");

k. All work in process, customer orders and vendor requests identified on Exhibit 2.1(k) ("Work in Process"); and

l. The Premises as legally described on Exhibit 2.1(l).

Section 2.2 Excluded Assets.

Notwithstanding anything herein to the contrary, Buyer does not purchase, and Seller does not sell, any of the following assets ("Excluded Assets"):

a. Seller's corporate minute book and corporate records (provided that Seller will provide copies thereof relating to the Business to Buyer upon request by Buyer for reasonable business purposes).

b. Net funds sent by Seller to Astec, referred to herein as "Advances to Corporate" which shall be more fully described on Exhibit 2.2(b).

c. Seller's pre-paid income tax which shall be more fully described on Exhibit 2.2(c) ("Pre-Paid Income Tax").

d. Seller's prepaid property casualty insurance premiums.

Section 2.3 Assumed Liabilities.

Subject to the terms and conditions hereof, and with the exception of those excluded liabilities set forth in Section 2.4, upon the Closing Date, Buyer shall assume the obligation to pay all known and unknown liabilities of the Seller, including warranty and product liability claims.

Section 2.4 Excluded Liabilities and Obligations.

Buyer does not assume and Seller does not transfer or assign any of the following liabilities or obligations relating to Seller and the Business:

    Any obligation incurred by Seller for accounting, legal or other professional fees which are related to the consummation of the transaction contemplated herein;

    All obligations or liabilities of Seller known to Astec but not disclosed to Buyer prior to the Closing Date;

    Any state or local taxes based upon or measured by revenue or profits from sales to end users in the operation of the Business from November 1, 1999 through the Closing Date.

    All obligations or liabilities of Seller for federal, state or local income taxes or excise or franchise taxes arising from Ernst & Young prepared tax returns from November 1, 1999 through the Closing Date;

    All obligations or liabilities incurred by Seller or Astec in connection with the Purchase Agreement and the transactions provided for herein, including any liabilities to Astec's shareholders or shareholder's claims and any claims by unsuccessful "bidders" for the purchase of the assets of Seller;

    All obligations or liabilities of Seller or Astec under any credit agreement with Seller's or Astec's current or past lenders;

    All obligations and liabilities of Seller relating to any covered medical or dental plan benefits provided by an Astec sponsored benefit plan for any eligible and insured employee of Seller from 11/01/99 to 6/30/04 where the claim is incurred prior to the Closing Date;

    All obligations and liabilities of Seller relating to contributions to Astec's 401K retirement plan with respect to any employee of Seller for 11/01/99 to 6/30/04;

    All claims or potential claims against Seller arising out of or relating to Superior or the ownership or operation of Superior by Seller which were actually known to Seller but not disclosed to Buyer prior to the Closing Date; and

    All obligations and liabilities, if any, of Seller relating to the Astec Employee Bonus Plan.

Section 2.5 Sales, Use and Deed Taxes.

Except as otherwise provided herein, Buyer shall be responsible for payment of any sales, use or deed taxes assessable with respect to the transfer of the Purchased Assets contemplated herein.

Section 2.6 Purchase and Sale of Premises.

Upon the terms and subject to the conditions of this Agreement, Buyer and Seller agree that Seller shall transfer, sell and assign the Premises to Buyer.

Section 2.7 Retention of Second Quarter 2004 Profit by Seller.

The parties agree that the account balance of Advances to Corporate as of March 31, 2004 is $9,287,848, and shall be subject to the adjustments described below. The adjustments to the account balance of Advances to Corporate for the period of March 31, 2004 through and including June 30, 2004 will be reconciled by the parties to Seller's pre-tax earnings for the second calendar quarter ending June 30, 2004. The March 31, 2004 balance in shareholder's equity was $23,319,928 and the March 31, 2004 balance in Advances to Corporate was $9,287,848. Seller's pre-tax income from March 31, 2004 to June 30, 2004 will be compared to the change in Advances to Corporate from March 31, 2004 to June 30, 2004. If the increase in Advances to Corporate exceeds Seller's pre-tax income for the quarter ended June 30, 2004, Seller will owe Buyer such difference. If the increase in Advances to Corporate is less than Seller's pre-tax income for the quarter ended June 30, 2004, Buyer will owe Seller such difference. By August 31, 2004, a reconciliation (true-up) of the audited or reviewed June 30, 2004 financial statements (the "Closing Date Financial Statements") to the March 31, 2004 financial statements shall be made and the difference shall be paid within thirty (30) days by the Buyer or the Seller to the other party ("Final Reconciliation"). The Closing Date Financial Statements will be prepared in accordance with GAAP and Astec's standard operating procedures. The Closing Date Financial Statements shall be reviewed by Astec's Corporate Staff and Ernst & Young auditors as required and by Buyer's auditors if desired by Buyer. The balance sheet accounts and other financial information shall be analyzed and detailed contents reconciled to the general ledger as of June 30, 2004 in accordance with the "client assistance package" provided by Ernst & Young, which is attached as Exhibit 2.7. Such client assistance package shall be completed by Seller's accounting personnel on or before August 2, 2004 and submitted to Astec's Chief Financial Officer. If the Closing Date is delayed for any reason, the dates set forth above shall be adjusted accordingly.

ARTICLE III : PURCHASE PRICE AND PAYMENT

Section 3.1 Purchase Price.

The total purchase price shall consist of a base purchase price and the Net Transactional Income Tax (collectively, "Purchase Price"):

    For the purpose of defining the Purchase Price, the following definitions shall control:

        "Base Purchase Price" shall mean the sum of Twenty Three Million and no/100ths Dollars ($23,000,000.00), together with the balance of liabilities assumed in Section 2.3;

        "Transactional Income Tax" shall mean the sum of all federal and state income tax payable by Seller and Astec as a result of the consummation of the transaction contemplated by this Agreement (with this transaction consummated as an "asset" as opposed to a "stock" transaction), which amount shall not exceed Three Million Three Hundred Sixty Seven Thousand Seven Hundred Three and no/100 Dollars ($3,367,703.00). The amount of Three Million Three Hundred Sixty Seven Thousand Seven Hundred Three and no/100 Dollars ($3,367,703.00) will be divided equally between Buyer and Seller and shall then be reduced by a number resulting from the following formula: the excess of Seller's actual pre-tax earnings over its forecasted pre-tax earnings for the period of March 31, 2004 through and including June 30, 2004 multiplied by a factor of .60 (tax effected) and the result of application of the formula will then be referred to as the "Net Transactional Income Tax". For purposes of illustration, if the Seller's pre-tax earnings are $1,400,000 for the applicable period, the calculation would be as follows:

    $3,367,703 Estimated Tax to convert this transaction to an asset sale divided by 2, 50/50 division between Seller/Buyer

    $1,683,851

    - 318,000 [Est. $1,400,000 - Forecast $870,000 = Pre-Tax $530,000

    x Tax Effect 60%]

    Credit for after tax earnings in excess of 2nd Qtr. forecast

    $1,365,851 Net Transactional Income Tax

    The Purchase Price shall be the sum of the Base Purchase Price and the Net Transactional Income Tax, subject to adjustment, upon final audit or review as provided for in Section 3.1 (a)(ii) above on or before August 31, 2004.

    Cash in the amount of Twenty Four Million and no/100 Dollars ($24,000,000.00) shall be payable by Buyer to Seller in collected funds at Closing. The calculation of the Purchase Price will be finalized upon completion of an audit as described in Section 3.1 (a)(ii) above.

    At Closing, Seller shall provide Buyer with a credit of Fifteen Thousand and no/100 Dollars ($15,000.00) against the Purchase Price as Seller's contribution towards the cost of the issuance of a commitment for title insurance on the Premises and the state deed tax required for the transfer the Premises. Buyer shall assume the remaining cost of the issuance of a commitment for title insurance on the Premises and the remaining state deed tax required for the transfer of the Premises.

Section 3.2 Payment of Purchase Price.

The Purchase Price shall be paid as follows:

    Payment at Closing. Buyer shall deliver to Seller the sum of Twenty-four Million and no/100 Dollars ($24,000,000.00) of the Purchase Price at the Closing by wire transfer to a bank account designated by Seller. The balance of the Purchase Price, if any, shall be paid in accordance with Section 3.2(b) hereafter.

    Payment of the Balance of the Purchase Price. The balance of the Purchase Price shall be paid by Buyer to Seller by wire transfer to a bank account designated by Seller within thirty (30) days of the completion of the Final Reconciliation.

Section 3.3 Allocation of Purchase Price.

The Purchase Price shall be allocated by the parties in accordance with Exhibit 3.3 attached hereto.

Section 3.4 Closing; Delivery and Payment.

The closing of the sale and purchase of the Assets and the Premises contemplated herein (the "Closing") shall take place at the offices of Mansfield, Tanick & Cohen, P.A., 1700 Pillsbury Center South, 220 South Sixth Street, Minneapolis, Minnesota 55402-4511 at 10:00 a.m. CST on June 30, 2004, or at such other time or place as is mutually agreed to by the parties hereto. The Closing shall be facilitated by a pre-closing held on or before June 29, 2004.

ARTICLE IV : REPRESENTATIONS AND WARRANTIES OF SELLER AND ASTEC

Seller and Astec jointly and severally represent and warrant to Buyer as follows:

Section 4.1 Organization and Authority of Seller.

Seller is duly formed and validly existing as a corporation under the laws of the State of Minnesota. Seller has all necessary corporate power, capacity and authority to execute, deliver and perform this Agreement. This Agreement has been duly authorized by all requisite corporate action on the part of Seller, executed and delivered by Seller and constitutes the valid and binding obligation of Seller, enforceable in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws affecting creditors' rights generally and by general principles of equity. Neither the execution and delivery by Seller of this Agreement nor consummation of the transactions contemplated hereby will violate any provision of the articles of incorporation or bylaws of Seller; or any contract provision, license, franchise or permit to which Seller is a party or by which it is bound; or any law, statute or regulation or any injunction, order or decree of any government agency or authority or court to which Seller is subject except to the extent, in each case, that such a violation would not prohibit or materially impair Seller's ability to perform its obligations under this Agreement.

Section 4.2 Financial Statements.

Astec has heretofore furnished to Buyer copies of the following financial statements: unaudited balance sheets of Seller as of December 31 in each of the years 1999 through 2003, and the related unaudited statements of income, changes in stockholders' equity, and cash flow for each of the fiscal years then ended, and an unaudited balance sheet of Seller as of April 30, 2004 and the related unaudited statements of income, changes in stockholders' equity, and cash flow for the four (4) months then ended (the "Interim Financial Statements"; with all of those items referred to above collectively referred to as the "Financial Statements"). The Financial Statements represent actual, bona fide transactions and have been prepared in conformity with GAAP applied on a consistent basis (except for changes, if any, required by GAAP and disclosed therein) and in accordance with Astec's standard operating procedures, and the results of operations, changes in stockholders' equity and cash flows of Seller for such periods are consistent with the books and records of Seller. Such Financial Statements fairly present in all material respects the financial position of Seller as at the respective date thereof and the results of operations and cash flows of Seller for the periods then ended.

Section 4.3 Litigation.

Except as set forth in Schedule 4.3, there are no actions, suits, proceedings or investigations pending or, to the best of Seller's or Astec's knowledge, overtly threatened against Seller at law, in equity or otherwise in, before, or by, any court or governmental agency or authority which individually or in the aggregate would reasonably be expected to have a Material Adverse Effect.

Section 4.4 Consents and Approvals.

Except as set forth in Schedule 4.4, the execution, delivery and performance of this Agreement by Seller or Astec will not require any consent, waiver, authorization or approval of, or the making of any filing with or giving of notice to, any person, entity or governmental authority except for such consents, waivers, authorizations or approvals which if not obtained would not reasonably be expected to have a Material Adverse Effect.

Section 4.5 Tax Matters.

(i) Astec has provided a true and complete copy of Seller's federal and state income tax returns filed for the period ending December 31, 2002. (ii) The income tax returns for the period ending December 31, 2003 have been properly extended and will be filed within the extension period. (iii) Except as set forth in Schedule 4.5, all federal and state income Tax Returns that are required to be filed on or before the Closing Date by or with respect to Seller have been filed, all Taxes shown to be due on the Tax Returns referred to in clauses (i) and (ii) have been or will be paid in full, any deficiencies asserted or assessments made as a result of any examinations of the Tax Returns referred to in clauses (i) and (ii) by the IRS or the relevant state, local or foreign taxing authority have been or will be paid in full, no issues that have been raised by the relevant taxing authority in connection with any such examination of any of the Tax Returns referred to in clause (i) are currently pending, and no waivers of statutes of limitations have been given or requested by or with respect to any federal or state income Taxes of Seller.

Section 4.6 Benefit Plans.

a. Schedule 4.6(a) lists each "employee benefit pension plan", as such term is defined in Section 3(2) of ERISA (a "Pension Plan"), and each "employee welfare benefit plan", as such term is defined in Section 3(1) of ERISA (together with the Pension Plans, the "Benefit Plans"), which is maintained by Astec and contributed to by Seller for the benefit of employees of Seller and which is subject to ERISA. Each Benefit Plan has been from its inception and remains in compliance in all material respects with such Plan's terms and, where applicable, with ERISA and the Code.

b. Except as set forth in Schedule 4.6(b), to the knowledge of Astec, Seller has no incentive compensation, bonus, deferred compensation, stock option, stock ownership, stock bonus, stock purchase, savings, retirement, pension, profit-sharing, severance or other similar plan or arrangement with or for the benefit of any officer or employee.

c. Each Pension Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS that it is a qualified plan for purposes of Section 401(a) of the Code, and there has been no amendment to any Pension Plan subsequent to the determination letter which would reasonably be expected to materially adversely affect such Plan's qualified status. .

d. Since November 1, 1999, all contributions required to be made to any Benefit Plan have been timely made or reflected in the Financial Statements in all material respects. No Pension Plan has an "accumulated funding deficiency", as such term is defined in Section 302 of ERISA and Section 412 of the Code (whether or not waived).

e. Since November 1, 1999, Seller has not incurred any liability to the Pension Benefit Guaranty Corporation under Title IV of ERISA, other than for the payment of premiums, if any, all of which have been paid when due.

f. Since November 1, 1999, Seller has never contributed or been required to contribute to any "multiemployer plan", as such term is defined in Section 3(37) of ERISA.

g. Since November 1, 1999, Seller has not engaged in any "prohibited transaction", as such term is defined in Section 4975 of the Code, or a transaction prohibited by Section 406 of ERISA, for which a statutory or administrative exemption is not available and that would result in a material tax or a material penalty under Section 4975 of the Code or Section 502(i) of ERISA.

Section 4.7 Brokers and Finders.

Astec has not employed any broker, finder, consultant or intermediary in connection with the transactions contemplated by this Agreement who would be entitled to a broker's, finder's or similar fee or commission in connection therewith or upon the consummation thereof.

Section 4.8 Insurance.

As of the Closing the following information will have been provided by Astec with respect to each insurance policy (including policies providing property, casualty, liability, and workers' compensation coverage and bond and surety arrangements) to which Seller has to Astec's knowledge been a party, a named insured, or otherwise the beneficiary of coverage at any time within the past three (3) years:

a. the name, address, and telephone number of the agent;

b. the name of the insurer, the name of the policyholder, and the name of each covered insured;

c. the policy number and the period of coverage;

d. the scope (including an indication of whether the coverage was on a claims made, occurrence, or other basis) and amount (including a description of how deductibles and ceilings are calculated and operate) of coverage; and

e. description of any retroactive premium adjustments or other loss sharing arrangements.

At Buyer's request, Astec shall provide a certificate of such coverage issued by McGriff, Seibels & Williams.

Section 4.9 Completeness of Statements; Effect of Representations and Warranties.

To the best of Astec's knowledge, no representation or warranty of Seller and Astec in the Agreement contains any untrue statement of a material fact, omits any material fact necessary to make such representation or warranty, under the circumstances which it was made, not misleading, or contains any misstatement of a material fact. Seller and Astec have made due inquiry and investigation concerning the matters to which the representations and warranties of Seller and Astec under this Agreement pertains and Seller and Astec do not know of any facts, events or circumstances which have not been disclosed to Buyer which are material to Seller or its Business.

Section 4.10 Real Property.

Attached as Exhibit 4.10 is a commitment for title insurance issued by Chicago Title Insurance Company which describes the premises owned by Seller. The Premises will be conveyed by Seller to Buyer according to the terms of such title insurance commitment and subject to the encumbrances listed therein except that the encumbrances reflecting obligations to General Electric Capital Corporation shall have been removed at Closing. With respect to the Premises:

    Seller shall pay the cost of recording any documents necessary to clear any objections to marketable title for the Premises.

    Seller shall pay one-half of the cost incurred with the title company for the purposes of the Closing and transferring the Premises to Buyer. Buyer shall pay one-half of the cost incurred with the title company for the purposes of the Closing and transferring the Premises to Buyer.

    At Closing, Seller shall provide Buyer with a credit of Fifteen Thousand and no/ 100 Dollars ($15,000.00) against the Purchase Price as Seller's contribution towards the cost of the issuance of a commitment for title insurance and the state deed tax required for the transfer of any real property which may be the subject of this transaction.

ARTICLE V : REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller and Astec as follows:

Section 5.1 Organization and Authority of Buyer.

Buyer has been duly organized and is validly existing under the laws of Minnesota, with the limited liability power and authority to enter into this Agreement and perform its obligations hereunder. This Agreement has been duly authorized, executed and delivered by Buyer and constitutes a legal, valid and binding obligation of Buyer, enforceable in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws affecting creditors' rights generally and to general principles of equity. No other proceedings on the part of Buyer are necessary to authorize this Agreement and the consummation of transactions contemplated hereby. Neither the execution and delivery of this Agreement nor compliance by Buyer with its terms and provisions will violate: (a) any provision of the operating agreement or member control agreement of Buyer; or (b) any contract provision, license, franchise or permit to which Buyer is a party or by which it is bound; or (c) any law, statute or regulation or any injunction, order or decree of any government agency or authority or court to which Buyer is subject except to the extent, in each case, that such a violation would not have a Material Adverse Effect.

Section 5.2 Brokers and Finders.

Buyer has not employed any broker, finder, consultant or intermediary in connection with the transactions contemplated by this Agreement who would be entitled to a broker's, finder's or similar fee or commission in connection therewith or upon the consummation thereof.

Section 5.3 Legal Proceedings.

There are no actions, suits, proceedings or investigations pending or, to Buyer's knowledge, overtly threatened against Buyer at law, in equity or otherwise in, before, or by, any court or governmental agency or authority which individually or in the aggregate would reasonably be expected to have a Material Adverse Effect.

Section 5.4 Consents and Approvals.

Except as set forth in Schedule 5.4, the execution, delivery and performance of this Agreement by Buyer will not require any consent, waiver, authorization or approval of, or the making of any filing with or giving of notice to, any Person, entity or governmental authority, except for such consent, waivers, authorizations or approvals which the failure to obtain would not have a Material Adverse Effect.

ARTICLE VI : TAX MATTERS

Section 6.1 Tax Indemnification.

Except to the extent disclosed on Schedule 4.5, or as otherwise provided for in the Financial Statements, Seller shall be liable for, indemnify and hold the Buyer harmless against any federal or state Taxes imposed on Seller, the Assets or the Premises for any taxable year or period after October 31, 1999 (or portion thereof) that ends on or before the Closing Date.

Buyer shall be liable for, indemnify and hold Seller harmless against, any Taxes imposed on the Assets or the Premises that are allocable or attributable to any taxable year or period that begins after the Closing Date. Buyer shall be entitled to any refund of such Taxes that are allocable to such periods.

Section 6.2 Tax Returns.

Tax Returns that are required to be filed by or with respect to Seller shall be filed as follows:

a. Seller shall file or cause to be filed when due (taking into account extensions) all Tax Returns that are required to be filed by or with respect to Seller, the Assets and the Premises for taxable years or periods ending on or before the Closing Date. Except as otherwise agreed, such Tax Returns shall be completed in a manner consistent with past practice.

b. Buyer shall file or cause to be filed when due (taking into account extensions) all Tax Returns that are required to be filed by or with respect to the Assets and the Premises for taxable years or periods ending after the Closing Date. Except as otherwise agreed, such Tax Returns shall be completed in a manner consistent with past practice.

Section 6.3 Contest Provisions.

Buyer shall promptly notify Astec in writing upon receipt by Buyer, Seller or any of their respective Affiliates of notice of any pending or threatened federal, state, local or foreign audits or assessments which may materially affect the liabilities for Taxes of Seller for which Seller would be required to indemnify Buyer pursuant to Section 6.1; provided that failure to comply with this provision shall not affect Buyer's right to indemnification hereunder except to the extent Seller is prejudiced by such failure. Astec shall have the sole right to represent the interests of Seller in any such audit or administrative or court proceeding relating to taxable periods for which they may be required to indemnify Buyer pursuant to Section 6.1, and to employ counsel of their choice at their expense. Neither Buyer nor Seller may agree to settle any such claim for the portion of a taxable year or period which may be the subject of indemnification by Seller under Section 6.1 without the prior written consent of Astec, which consent shall not be unreasonably withheld.

Section 6.4 Assistance and Cooperation.

After the Closing Date, each of Seller and Buyer shall:

a. assist (and cause their respective affiliates to assist) the other party in preparing any Tax Returns which such other party is responsible for preparing and filing, including all necessary tax information through the Closing Date;

b. cooperate fully in preparing for any audits of, or disputes with taxing authorities regarding, any Tax Returns of Seller, and in the collection of reimbursement owed by customers or other third parties for Taxes paid by either Astec, Seller or Buyer;

c. make available to the other and to any taxing authority as reasonably requested all information, records, and documents relating to Taxes of Seller;

d. provide timely notice to the other in writing of any pending or threatened tax audits or assessments of Seller for taxable periods for which the other may have a liability under Section 6.1; and

e. furnish the other with copies of all correspondence received from any taxing authority in connection with any tax audit or information request with respect to any such taxable period.

Section 6.5 Survival of Obligations.

The obligations of the parties set forth in this Article 6 shall remain in effect until the expiration of the applicable statute of limitations (including any waivers thereof).

ARTICLE VII : CERTAIN COVENANTS AND AGREEMENTS OF SELLER

Section 7.1 Access and Information.

Seller shall permit Buyer and its representatives after the date of execution of this Agreement to have reasonable access, during regular business hours and upon reasonable advance notice, to any financial and operating data and other information that is available with respect to the business and Assets of Seller and the Premises as Buyer shall from time to time reasonably request. In the event of the termination of this Agreement, Buyer shall promptly deliver (without retaining any copies thereof) to all applicable parties, or (at such parties' option) certify to such parties that it has destroyed, all documents, workpapers and other material obtained by Buyer or on its behalf from Seller or from any of their respective advisors, agents, employees or representatives as a result hereof or in connection with the matters contemplated by this Agreement, and all documents, workpapers and other materials prepared by Buyer or its advisors, agents, employees or representatives in connection with the matters contemplated by this Agreement, in each case whether so obtained or prepared before or after the execution hereof. Buyer shall at all times prior to the Closing Date, and in the event of termination of this Agreement, cause any information so obtained or prepared to be kept confidential and will not use, or permit the use of, such documents, workpapers and other materials in its business or in any other manner or for any other purpose except as contemplated hereby.

Section 7.2 Registrations, Filings and Consents.

Prior to the Closing, Seller, Astec and Buyer shall cooperate and use their respective best efforts to make all registrations, filings and applications, to give all notices and to obtain any governmental or other consents, transfers, approvals, orders, qualifications and waivers necessary or desirable for the consummation of the transactions contemplated hereby.

Section 7.3 Conduct of Business.

Prior to the Closing, and except as otherwise contemplated by this Agreement or consented to or approved by Buyer, Seller shall cause its officers and managers:

a. To operate the Business of Seller in the ordinary course consistent with past practices and to use its commercially reasonable best efforts to preserve the business and goodwill of customers and suppliers;

b. Not to change or amend its articles or certificates of incorporation or bylaws, issue, sell or redeem any shares of its capital stock, or issue or sell any securities convertible into, or options with respect to, or warrants to purchase or rights to subscribe to, any shares of its capital stock or enter into any agreement obligating it to do any of the foregoing, enter into any amendment of any Material Contract which materially adversely affects the rights of Seller thereunder or enter into any new, or make any amendment to any existing, collective bargaining agreement or Benefit Plan which materially adversely affects the rights of Seller thereunder, except as required by law, in which case Seller shall give prompt notice to Buyer; and

c. Not to make, or enter into any agreement to make, any acquisition or sale of property or assets (tangible or intangible) other than in the ordinary course of business consistent with past practices.

Section 7.4 Best Efforts.

Prior to Closing, each of the parties hereto shall use its commercially reasonable best efforts to fulfill or obtain the fulfillment of the conditions to Closing, including, without limitation, the execution and delivery of all agreements or other documents contemplated hereunder to be so executed and delivered.

Section 7.5 Retention of Books and Records.

After the Closing Date, Buyer shall retain all books, records and other documents pertaining to Seller in existence on the Closing Date and make the same available after the Closing Date for inspection and copying by Astec or its agents at its expense, upon reasonable request and upon reasonable notice, for a period of seven (7) years after the Closing Date. No such books, records or documents of Seller shall be destroyed by Buyer without first advising Astec in writing and giving Astec a reasonable opportunity to obtain possession of at least a copy thereof.

Section 7.6 Further Assurances.

At any time after the Closing Date, Seller, Astec and Buyer shall promptly execute, acknowledge and deliver any other assurances or documents reasonably requested by any other party and necessary for such other party to satisfy its obligations hereunder.

ARTICLE VIII : CONDITIONS TO THE PURCHASE AND SALE

Section 8.1 General Conditions to the Purchase and Sale Relating to Parties.

The obligations of the parties to consummate the sale and purchase of the Assets and the Premises at the Closing as contemplated by this Agreement shall be subject to the satisfaction or waiver by the parties on or prior to the Closing Date of the following conditions:

a. No action or proceeding shall have been instituted and remain pending on the Closing Date before any court or governmental body or authority pertaining to the acquisition by Buyer of the Assets, or the result of which could prevent or make illegal the consummation of such acquisition.

b. Any required consents of third parties disclosed on Schedule 4.7, Schedule 5.4 and Section 7.2 hereto shall have been obtained.

c. For a period of one (1) year from Closing, Buyer shall be provided primary supplier status by Astec and its subsidiaries for component products to be sold at a fixed price, which price may be adjusted only for raw material costs.

d. At or following Closing, Astec and Buyer shall enter into an agreement which shall allow Astec's subsidiary, Telsmith, to sell, under its name, stationary system conveyors produced by Buyer. Astec and Buyer agree to use their good faith best efforts to negotiate the terms and conditions of this agreement, including pricing.

e. From and after Closing, through December 31, 2004, Buyer shall continue to service Astec's intellectual property licensing companies in return for the management fee and rent currently being paid by Astec to Seller, the details of which and copies thereof shall be provided on Schedule 8.1(e).

Section 8.2 Conditions to Purchase by Buyer.

The obligation of Buyer to consummate the purchase of the Assets and the Premises at the Closing as contemplated by this Agreement shall be subject to the satisfaction or waiver by Buyer on or prior to the Closing Date of each of the following conditions:

    (i) Each of the representations and warranties of Astec and Seller contained in this Agreement shall be true in all material respects when made and as of the Closing Date, with the same effect as though such representations and warranties had been made on and as of the Closing Date (except representations and warranties that are made as of a specific date need be true in all material respects only as of such date); (ii) each of the covenants and agreements of Astec and Seller in this Agreement to be performed on or prior to the Closing Date shall have been duly performed in all material respects; (iii) Buyer shall have received at the Closing a certificate of a duly authorized officer of Astec and Seller as to the satisfaction of the conditions set forth in clause (i) and clause (ii) of this Section 8.2(a), dated as of the Closing Date.

    During the period from the date hereof to the Closing Date, no event or condition shall have occurred which results in a Material Adverse Effect.

    Buyer shall have had delivered to it a warranty deed conveying to Buyer good and marketable fee simple title to the Premises effective as of the Closing Date in form reasonably acceptable to Buyer.

    At least ten (10) days prior to the Closing Date, Buyer shall have had delivered to it a real estate title abstract or a commitment for an owner's title insurance policy in an amount acceptable to the Buyer issued by a title insurance company acceptable to Buyer covering the Premises and containing only exceptions which would not adversely affect the use or marketability of the Premises.

    Buyer shall have received a certified copy of resolutions of the board of directors of Seller approving the transaction set forth in and execution of this Agreement.

    Buyer shall have received a certified copy of resolutions of the board of directors of Astec approving the transactions set forth in and execution of this Agreement.

    Buyer shall have received financing for the Purchase Price on terms and conditions satisfactory to Buyer, in its sole discretion.

    Buyer shall have received notices of termination and release of all employment contracts and non-compete agreements for employees of Seller.

    Buyer shall have received a release from a lien held in favor of G.E. Capital on the Assets and the Premises;

    Buyer shall have received an opinion from legal counsel of Seller in form and substance satisfactory to the Buyer and its counsel.

    Buyer shall have received such other documents as may be reasonably necessary to effect the Closing as anticipated in this Agreement.

Section 8.3 Conditions to Sale by Seller.

The obligation of Seller to consummate the sale of the Assets and the Premises at the Closing as contemplated by this Agreement shall be subject to the satisfaction or waiver by Seller on or prior to the Closing Date of each of the following conditions:

a. (i) Each of the representations and warranties of Buyer contained in this Agreement shall be true in all material respects when made and as of the Closing Date, with the same effect as though such representations and warranties had been made on and as of the Closing Date (except representations and warranties that are made as of a specific date need be true in all material respects only as of such date); (ii) each of the covenants and agreements of Buyer in this Agreement to be performed on or prior to the Closing Date shall have been duly performed in all material respects; and (iii) Seller shall have received at the Closing a certificate of a duly authorized officer of Buyer as to the satisfaction of the conditions set forth in clause (i) and clause (ii) of this Section 8.3, dated as of the Closing Date.

b. Buyer and Astec or its designee shall have entered into a License Agreement for the intellectual properties involving the FDAA allowing Kolberg-Pioneer, Inc. ("KPI") the licensed use of the intellectual property for a royalty of One Thousand and no/100 Dollars ($1,000.00) per axle. This license would be nontransferable and would be limited to application for axles intended for the use on KPI conveyors.

c. Buyer and Astec or its designee shall have entered into a License Agreement for future patents issued for link conveyor technology obligating that they be shared.

d. Seller shall have received certified copies of resolutions of the board of governors of Buyer approving the transaction set forth in and executed for this Agreement.

e. Seller shall have received payment of the Purchase Price by wire transfer of immediately available funds to accounts designated by Seller prior to Closing.

f. Seller shall have received an opinion from legal counsel to Buyer in form and substance satisfactory to Seller and their counsel.

g. Seller shall have received approval and release from G.E. Capital, as may be necessary pursuant to a loan agreement and related documents, of Seller's Assets and Premises.

h. Seller shall have received such other documents as may be reasonably necessary to effect the Closing as anticipated in this Agreement.

ARTICLE IX : INDEMNIFICATION

Section 9.1 Survival; Rights and Remedies Not Affected by Knowledge.

The representations and warranties in this Agreement, the Schedules, any supplements to the Schedules, any other certificate or document delivered pursuant to this Agreement and any other Closing Document will survive the Closing. The rights to indemnification and payment of Damages and all other rights or remedies provided herein, including those relating to any representations, warranties, covenants and obligations, will not be affected by any investigation conducted with respect to, or any knowledge acquired at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant or obligation. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, payment of Damages or other remedy based on such representations, warranties, covenants and obligations.

Section 9.2 Indemnification and Payment of Damages By Astec.

Astec shall indemnify and hold Buyer and its officers, directors, governors, members, managers, Affiliates, successors and assigns ("Buyer Indemnitees") harmless for, and shall pay to the Buyer Indemnitees the amount, to the extent not covered by insurance, of all Damages arising, directly or indirectly, from or in connection with:

a. any breach or nonfulfillment of or failure to comply with in any respect ("Breach") any representation or warranty made by Astec or Seller;

b. any Breach by Seller of any covenant, agreement or obligation of Seller and Astec;

c. any Damages arising out of the ownership, use or conduct of the Business or operations of Seller on or prior to the Closing Date or any act, omission, transaction, circumstance, fact, agreement, or other condition relating to Seller, any of which were known to Astec and existed on or prior to the Closing Date but was not fully and properly disclosed to Buyer in the Financial Statements, the Schedules, the Exhibits or any other part of the Agreement.

Section 9.3 Indemnification By Buyer.

Buyer shall indemnify and hold Astec, Seller and their successors and assigns ("Seller Indemnitees") harmless for, and will pay to the Seller Indemnitees the amount of, all Damages, to the extent not covered by insurance, arising directly or indirectly from or in connection with:

a. any Breach of any representation or warranty made by Buyer;

b. any Breach by Buyer of any covenant, agreement or obligation of the Buyer;

c. any Damages arising out of the ownership, use or conduct of the Business or operations of the Assets and the Premises after the Closing Date or any act, omission, transaction, circumstance, fact, agreement, or other condition relating to Seller which exists after the Closing Date.

Section 9.4 Indemnity Claims.

a. Claims. In the event that any claim ("Claim") is hereafter asserted by a party hereto as to which such party may be entitled to indemnification hereunder, such party ("Indemnitee") shall notify the party required by the terms of this Agreement to indemnify the Indemnitee ("Indemnifying Party") thereof ("Claim Notice") within 30 days after (1) receipt of notice of commencement of any third-party litigation against such Indemnitee, (2) receipt by such Indemnitee of written notice of any third-party claim pursuant to an invoice, notice of claim or assessment, against such Indemnitee, or (3) such Indemnitee becomes aware of the existence of any other event in respect of which indemnification may be sought from the Indemnifying Party. The Claim Notice shall describe the Claim and the specific facts and circumstances in reasonable detail, shall include a copy of the Notice referred to in (1) and (2), above, shall indicate the amount, if known, or an estimate, if possible, of Damages that have been or may be incurred or suffered.

b. Defense of Third Party Claim by Indemnifying Party. The Indemnifying Party may elect to defend or compromise any Claim by a third party ("Third Party Claim"), at its or his own expense and by its or his own counsel, who shall be reasonably acceptable to the Indemnitee. The election by the Indemnifying Party to defend or compromise a claim shall constitute an avowal by the Indemnifying Party that the Indemnifying Party is obligated to indemnify the Indemnitee with respect to such claim. The Indemnitee may participate, at its or his own expense, in the defense of any Claim assumed by the Indemnifying Party. Without the approval of the Indemnitee, which approval shall not be unreasonably withheld or delayed, the Indemnifying Party shall not agree to any compromise of a Claim defended by the Indemnifying Party which would require the Indemnitee to perform or take any action or to refrain from performing or taking any action.

c. Assumption of Defense by Indemnitee. Notwithstanding the foregoing, if an Indemnitee determines in good faith that there is a reasonable probability that a proceeding may adversely affect it or its Affiliates other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the Indemnitee may, by notice to the Indemnifying Party, assume the exclusive right to defend, compromise, or settle such proceeding, but the Indemnifying Party will not be bound by any determination of a proceeding so defended or any compromise or settlement effected without its consent (which may not be unreasonably withheld or delayed).

d. Defense of Claim by Indemnitee. If, within thirty (30) days of the Indemnifying Party's receipt of a Claim Notice involving a Third Party Claim, the Indemnifying Party shall not have notified the Indemnitee of its or his election to assume the defense, the Indemnitee shall have the right to assume control of the defense or compromise of such Claim, and the costs and expenses of such defense, including costs of investigation and reasonable attorneys' fees, shall be added to the Claim. The Indemnitee shall have the right to compromise such Claim without the consent of the Indemnifying Party.

e. Cooperation of Parties. The party assuming the defense of any Claim shall keep the other party reasonably informed at all times of the progress and development of the party's defense of and compromise efforts with respect to such Claim and shall furnish the other party with copies of all relevant pleading, correspondence and other papers. In addition, the parties to this Agreement shall cooperate with each other, and make available to each other and their representatives all available relevant records or other materials required by them for their use in defending, compromising or contesting any Claim. The failure to timely notify the Indemnifying Party of the commencement of such actions in accordance with Section 9.4(a) shall relieve the Indemnifying Party from the obligation to indemnify but only to the extent the Indemnifying Party establishes by competent evidence that it is has been materially and adversely prejudiced thereby.

ARTICLE X : TERMINATION

Section 10.1 Termination.

a. Notwithstanding anything herein to the contrary, this Agreement shall terminate if the Closing does not occur on or before June 30, 2004, unless extended by mutual written agreement of the parties to this Agreement.

b. This Agreement may be terminated (i) by the mutual written consent of the parties to this Agreement, (ii) (a) by Buyer, if there has been a material misrepresentation or other material breach by Seller or Astec of any of their representations, warranties, covenants and agreements set forth herein and there shall not have occurred and be continuing a breach or violation by Seller or Astec, in any material respect, of any of its representations, warranties, covenants and agreements set forth herein and (b) by Seller if there has been a material misrepresentation or other material breach by Buyer of any of its representations, warranties, covenants and agreements set forth herein and there shall not have occurred and be continuing a breach or violation by Buyer, in any material respect, of any of their representations, warranties, covenants and agreements set forth herein; provided, however, that if the breach by the non-terminating party is susceptible to cure, such party shall have thirty (30) business days after receipt of written notice from the other party of its intention to terminate this Agreement or June 30, 2004, whichever is earlier, in which to cure such breach, and (iii) any party hereto, on or after June 30, 2004, by written notice to the other parties, if (a) the Closing shall then not have occurred for any reason other than the breach or violation by the notifying party, in any material respect, of any of its representations, warranties, covenants and agreements set forth in this Agreement and (b) there shall not have occurred and be continuing a breach or violation by the notifying party, in any material respect, of any of such representations, warranties, covenants and agreements.

c. If this Agreement is terminated pursuant to Section 10.1, this Agreement, other than with respect to the obligations under Sections 7.1, 11.1 and 11.3 hereof, shall thereafter have no effect, except that termination of this Agreement will not relieve either party of any liability for breach of any covenants or agreements set forth herein occurring prior to such termination.

ARTICLE XI : MISCELLANEOUS

Section 11.1 Expenses.

Unless otherwise indicated, the parties shall bear their own respective expenses (including, but not limited to, all compensation and expenses of counsel, financial advisors, consultants, actuaries and independent accountants) incurred in connection with the preparation and execution of this Agreement and consummation of the transactions contemplated hereby.

Section 11.2 Best Efforts; Further Assurances.

a. Commitment to Best Efforts. Subject to the rights of the parties under Section 10.1, (i) each party hereto shall use its best efforts to cause all conditions to its obligations hereunder to be timely satisfied and to perform and fulfill all obligations on its part to be performed and fulfilled under this Agreement, to the end that the transactions contemplated by this Agreement shall be effected substantially in accordance with its terms as soon as reasonably practicable, (ii) each party shall cooperate with the other parties in such actions and in securing requisite consents and (iii) each party shall execute and deliver such further documents and take such other actions as may be necessary or appropriate to consummate or implement the transactions contemplated hereby or to evidence such events or matters.

b. Limitation. As used in this Agreement, the term "best efforts" shall not mean efforts which require the performing party to do any act that is commercially unreasonable under the circumstances, to make any capital contribution or to expend any funds other than in payment of reasonable out-of-pocket expenses incurred in satisfying obligations hereunder, including but not limited to the fees, expenses and disbursements of its accountants, counsel and other professional advisors.

c. Exclusive Dealing. Until the Closing Date or the earlier termination of this Agreement, Astec will not, nor will it permit any officers, directors, employees or other advisors or representatives to (i) solicit, initiate or encourage submission of any proposal to purchase the Assets, the Premises or any of Seller's assets, other than in the ordinary course of business; or (ii) enter into any agreement with respect to any such proposal.

Section 11.3 Public Disclosure.

Prior to the Closing Date, none of the parties will make any public release of information regarding any matters contemplated herein without the consent of the other parties, except for press releases issued by Astec as may be required by law.

Section 11.4 Assignment.

This Agreement may not be assigned by either party, by operation of law or otherwise.

Section 11.5 Amendments and Waivers.

The provisions of this Agreement may not be amended, supplemented or changed orally, but only by writing signed by Buyer, Seller and Astec and making specific reference to this Agreement.

Section 11.6 Entire Agreement.

This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties, with respect to the subject matter hereof, except as otherwise contemplated herein; and is not intended to confer upon any other persons any rights or remedies hereunder.

Section 11.7 Schedules.

The inclusion of any matter in any Schedule or Exhibit to this Agreement shall be deemed to be an inclusion for all purposes of this Agreement, including each representation to which it may relate.

Section 11.8 Notices.

All notices, requests, demands or other communications herein required or permitted to be given shall be in writing and may be personally served, telecopied, telexed or sent by United States mail and shall be deemed to have given when delivered in person, upon receipt of telecopy or telex (with confirmed answerback) or five business days after deposit in the United States mail, registered or certified, postage prepaid and properly addressed to the party's address as set forth on the signature pages hereof. Any party may change the address to which notices are to be addressed by giving the other party written notice in the manner herein set forth.

Section 11.9 Governing Law.

This Agreement shall be governed by, and construed in accordance with, the laws of the State of Tennessee, without regard to conflicts of law principles. However, the sale, transfer and assignment of the Premises shall be governed by and construed in accordance with the laws and local practice of the State of Minnesota.

Section 11.10 Severability.

In case any provision in this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 11.11 Section Headings.

The section and paragraph headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

Section 11.12 Counterparts.

This Agreement and any amendments hereto may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall be considered one and the same instrument.

Section 11.13 Representation By Counsel; Interpretation.

Each party acknowledges that such party has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of law, or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the party that drafted it has no application and is expressly waived. The provisions of this Agreement shall be interpreted in a reasonable manner to effect the intent of the parties.

Section 11.14 Arbitration Clause.

Except for any dispute concerning the financial statements of Seller, any dispute pertaining to this Agreement or the matters addressed herein shall be referred to arbitration at the request of any party before a single arbitrator. In any arbitration the parties shall be entitled to be legally represented. This matter shall be arbitrated solely under Title 35 United States Code, as interpreted by the United States Court of Appeals for the Federal Circuit, and pursuant to Title 9 United States Code, the Federal Arbitration Act. The Arbitration Rules of the Center for Public Resources, New York, New York for Non-Administered Arbitration of Business Disputes, as they exist on the date of this Agreement, are adopted as the rules governing this arbitration. Interpretation and enforcement of this instrument and all of this Agreement and all questions, issues or claims regarding the performance of the parties hereunder shall be controlled and governed by the law of the State of Tennessee except as otherwise specifically stated to the contrary in this Agreement. The arbitration shall take place in Kansas City, Missouri at a mutually agreeable site. Provided, however, that any dispute concerning the financial statements of Seller, including the Financial Statements, the Interim Financial Statements, and the Closing Date Financial Statements, shall be submitted for determination to a national accounting firm, other than Ernst & Young, mutually selected by Astec and Buyer on terms agreed by Astec and Buyer. In the event Astec and Buyer are unable to agree on the selection of an accounting firm or the scope of the terms of submission to such firm, an arbitrator selected by mutual agreement between Astec and Buyer shall determine the accounting firm, the scope and the terms of submission of such dispute.

Section 11.15 Confidentiality.

Buyer shall not, nor will it permit any officers, directors, employees, advisors or representatives of Buyer to, disclose or publish any information regarding the Business of Seller, Astec or other subsidiaries of Astec, their customers or assets ("Information") that Buyer or any of such individuals has received or has been privy to as an officer or employee of Seller, whether marked "confidential" or not, to any person, firm or corporation outside of Seller, and such Information shall remain confidential, other than to their attorneys, accountants, tax advisors, or as may be required by either judicial or administrative order. Buyer shall use the highest degree of care to avoid such outside disclosure, publication, or use of such Information. The parties further agree that any information contained in any digital, written, visual or verbal presentation or demonstration describing the above stated Information shall be considered proprietary and shall come under the terms of this Section 11.15. After Closing, all Astec consolidating and consolidated financial statements shall be returned to Astec.

[Signatures on Following Page]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers therein duly authorized as of the 1 day of June, 2004.

BUYER:	SELLER:
SUPERIOR INDUSTRIES, LLC	ASTEC INDUSTRIES, INC.
By: /s/ Micah Zeltwanger	By: /s/ Albert E. Guth
Title: Secretary/Treasurer	Title: Group Vice President

ASTEC

SUPERIOR INDUSTRIES OF MORRIS, INC.

By: /s/ Albert E. Guth

Title: Secretary